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                                                                     EXHIBIT 5.1


May 8, 2001


Paxson Communications Corporation
601 Clearwater Park Road
West Palm Beach, Florida 33401

         Re:      Registration Statement on Form S-8

Gentlemen:

         We refer to the Registration Statement (the "Registration Statement") on Form S-8, filed today by Paxson Communications Corporation (the "Company") with the Securities and Exchange Commission, for the purpose of registering under the Securities Act of 1933 an aggregate of 2,603,292 shares (the "Shares") of the authorized Class A Common Stock, par value $.001 per share, of the Company being offered pursuant to the Company's 1998 Stock Incentive Plan (the "Plan"), as amended by the Board of Directors in December, 2000, and approved by the stockholders on May 1, 2001.

         In connection with the foregoing registration, we have acted as counsel for the Company and have examined originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates of public officials, and representatives of the Company, and other documents as we deemed necessary to deliver the opinion expressed below.

         Based upon the foregoing, and having regard for legal considerations that we deem relevant, it is our opinion that the Shares will be, when and if issued in accordance with the Plan, duly authorized, validly issued, and fully paid and non-assessable.

         We express no opinion with respect to the applicability or effect of the laws of any jurisdiction other than the Delaware General Corporation Law as in effect on the date hereof.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                                 Very truly yours,

                                                 /s/ HOLLAND & KNIGHT LLP
                                                 ----------------------------
                                                 HOLLAND & KNIGHT LLP